Testing the Waters Materials Related to Series #MBIRD2754

From the Rally App:

#MBIRD2754

MOONBIRD #2754 (NFT)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $75,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

#MBIRD2754

MOONBIRD #2754 (NFT)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	15,000
Initial Offering Market Cap.	$75,000
Storage Location	Rally MetaMask Institutional Wallet

ASSET SPECIFICATIONS

NFT	Moonbirds
Number	2754
Feature	Raincloud (Headwear)

Feature Rarity	3% Have This Trait
Feature	Gray (Feathers)
Feature Rarity	12% Have This Trait
Feature	Stark (Body)
Feature Rarity	14% Have This Trait
Feature	Blue (Background)
Feature Rarity	16% Have This Trait
Feature	Open (Eyes)
Feature Rarity	24% Have This Trait
Feature	Small (Beak)
Feature Rarity	42% Have This Trait
Wallet	0x350D46ce75fe26b9fe1e74E7A14ABCbec07017Aa

#MBIRD2754 | $75K

SIMILAR ASSET SALES

TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y ALL

+155.4%

COMPARABLE ASSET VALUE CHANGE SINCE 04/17/2022

2

TRANSACTIONS SINCE 04/17/2022

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Proof Collective Moonbird #2754	4/17/2022	$29,884.00	OpenSea.io Marketplace
Proof Collective Moonbird #2754	4/20/2022	$76,327.25	OpenSea.io Marketplace

“The collection... already ranks among hugely successful collections like Azuki, Bored Ape Yacht Club, and CryptoPunks”

FORTUNE

April 2022

JOIN THE CONVERSATION ›

#MBIRD2754 | *Visuals*

After the release of Moonbirds, Jimmy Fallon, the 27th most followed Twitter user, changed his profile picture to a Moonbird NFT, tweeting “Fly, Moonbirds, fly!”

LAUNCH GALLERY ›

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES MOONBIRD 2754 NFT

Investment Overview

•Upon completion of the Series #MBIRD2754 Offering, Series #MBIRD2754 will purchase a Number 2754 Moonbird NFT with Raincloud Headwear for Series #MBIRD2754 (The “Series Moonbird 2754 NFT” or the “Underlying Asset” with respect to Series #MBIRD2754, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•According to Moonbirds.xyz: “Moonbirds are more than just an avatar - They're a collection of 10,000 utility-enabled PFPs that feature a richly diverse and unique pool of rarity-powered traits. What's more, each Moonbird unlocks private club membership and additional benefits the longer you hold them. We call it nesting – because, obviously.”

•The Underlying Asset is a Number 2754 Moonbird NFT with Raincloud Headwear.

Asset Description

Overview & Authentication

•The Moonbirds project launched on April 16, 2022, with a public sale at a 2.5 ETH mint price. After only two days on market the collection has become the top NFT collection in terms of sales volume as reflected in data pulled from CryptoSlam.

•Moonbirds success in just two days is unprecedented.  NFTEvening gave credit to the team that created Moonbird NFTs when the publication reported the following: “To understand why the Moonbirds NFTs have scripted such immense success in no time, you need to first delve into what Proof Collective truly stands for. First of all, Proof boasts a stellar team with a wealth of experience. Not to mention a fully self-doxxed team, which is always a positive sign when it comes to NFT projects. Kevin Rose, Ryan Carson, and Justin Mezzell make up Poof’s founding team. Firstly, all three are well-known in the Web2 and Web3 space. Kevin, for instance, is a technology venture capitalist and partner at the venture capital firm, True Ventures. He is also the host of the PROOF and Modern Finance podcasts.”

•The Moonbirds project is the first official PFP NFT project from PROOF Collective. According to PROOF.xyz, PROOF Collective is: “A private members only collective of 1,000 dedicated NFT collectors and artists. To join, one must hold the PROOF Collective NFT. Membership includes access to our private Discord, early access to the PROOF podcast, in-person events, and other collaborations created exclusively for PROOF Collective members.”

•The Moonbirds Project was created with community and utility at the forefront of considerations.  The official Moonbirds.xyz website explains: “At PROOF, we’re no strangers to building with utility in mind. That’s why every Moonbird is also your key to our private PROOF Discord – where you’ll have admittance to our gated Parliament channels. Once inside, you will have exclusive access to Moonbird-related drops, Parliament meetups and IRL events, and access to upcoming PROOF projects; including the PROOF metaverse, codenamed Project Highrise.”

•On April 19, 2022, Tonight Show host Jimmy Fallon’s personal twitter avatar was a Moonbird NFT and the star tweeted two Moonbird pictures with the caption: “Fly, Moonbirds, Fly! @moonbirds_xyz”

•On April 16, Gremplin, the artist behind Nouns NFTs as well as the creator of the CrypToadz project tweeted: “Keep an eye out for this little nerd @moonbirds_xyz” alongside an image of a Moonbird NFT.  As of April 19, 2022, a Moonbird NFT is Gremplin’s twitter avatar.

•On April 16, 2022, NFT Collector, Beeple, tweeted a picture of a number of owls with glowing eyes, alongside the text: “BLOOD MOON RISING #moonbirds”.

•Kevin Rose tweeted on April 18, 2022: “Hammering down the @moonbirds_xyz nesting details today. This is our way to unlock rewards over time (IRL events, airdrops, physical goods) -- coming soon”.

•Other members of PROOF Collective include, “well-known NFT figures, including artist Mike Winkelmann, known as Beeple, and investor Gary Vaynerchuk.”

•Alexis Ohanian, a member of PROOF Collective retweeted a Moonbirds tweet in late March.

•Kevin Rose drew a connection between web3 innovation and PROOF Collective’s Moonbird NFT project when he tweeted: “What if the Founders of Digg and Reddit got together to work on the future of Web3 / @proof_xyz @moonbirds_xyz hmm....”

•PROOF Collective minted their first NFTs, known as Grails, on March 4, 2022.  The total number minted were 1,036.  The official PROOF Collective website offers the following: “20 artists. 20 unique pieces of art. Artist names revealed after the mint. Once live, PROOF Collective NFT holders will have the ability to mint one Grail per PROOF Collective membership NFT held. During the open minting window, the artist identities are hidden for all. Once the minting window closes, PROOF will host a live streaming event to reveal the artists.” The artists were revealed on March 5, 2022.  Proof.xyz offered more context on the Grails mint: “To get in on the mint, you'll need to be holding the PROOF Collective NFT. Apart from the Grails mint, your membership also includes access to our private Discord, early access to the PROOF podcast, in-person events, and other upcoming collaborations created exclusively for PROOF Collective members.”

•On March 5, 2022 Kevin Rose tweeted, “Live @proof_xyz Grails reveal, 20 NFT artists, big surprises. Going live in 30-minutes (12PM PT)”

•In March of 2021 the first PROOF Collective podcast airs, the Spotify description of the first episode reads: “Aftab Hossain (Twitter: @iamDCinvestor) is a strategic advisor and private investor to projects in the cryptocurrency and blockchain space, with a special focus on decentralized finance ("DeFi"). He specializes in technologies related to the Ethereum public blockchain -- the world's largest decentralized blockchain for programmable financial activity.”

•On July 30, 2021 PROOF Collective tweeted for the first time, sharing a superrare.com article about an NFT selling for 200 ETH.

•As of April 20, 2022, Moonbirds are ranked 13th in the all-time OpenSea Top NFTs rankings with over 83.6K ETH in transaction volume just 4 days after the project was first minted.  It is the top ranked OpenSea NFT collection for the past 30 days and 7 days.  With a 7 day transaction volume of ~83.6K ETH, the collection’s transaction volume was ~500% higher than the 2nd highest ranking NFT collection which had a transaction volume of ~16.7K ETH.

•As of April 20, 2022, Moonbirds have a total sales volume of over $329M according to CryptoSlam.

•According to FXStreet.com: “According to data from CryptoSlam, the project has generated more than $289.9 million worth of secondary sales (figure also includes mint sales). The figure places the project as the top-selling NFT collection over the seven-day and 30-day metrics, and second over the past 24 hours.”

•As of April 21, 2022, Jimmy Fallon is the 27th most followed twitter user.

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Number 2754 Moonbird NFT with Raincloud Headwear.

•The Underlying Asset consists of the following attributes: Raincloud (Headwear), Gray (Feathers), Stark (Body), Blue (Background), Open (Eyes), and Small (Beak).

•The Underlying Asset was minted on April 16, 2022.

•The Underlying Asset was sold for 10 ETH ($30,944.20) on April 17, 2022.

Notable Defects

•The Underlying Asset is consistent with the proof of ownership stored on the Ethereum blockchain.

Details

Series Moonbird 2754 NFT
NFT	Moonbirds

Number	2754
Feature	Raincloud (Headwear)
Feature Rarity	3% Have This Trait
Feature	Gray (Feathers)
Feature Rarity	12% Have This Trait
Feature	Stark (Body)
Feature Rarity	14% Have This Trait
Feature	Blue (Background)
Feature Rarity	16% Have This Trait
Feature	Open (Eyes)
Feature Rarity	24% Have This Trait
Feature	Small (Beak)
Feature Rarity	42% Have This Trait
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Moonbird 2754 NFT going forward.